Exhibit 99.1

Investors	Media
Brod & Schaffer	Barbara Lindheim
(800) 987-8256	GendeLLindheim BioCom Partners
ir@peregrineinc.com	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FISCAL YEAR 2006
THIRD QUARTER RESULTS

TUSTIN, Calif., March 13, 2006 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a biopharmaceutical company with a portfolio of innovative, clinical stage products for the treatment of viral diseases and cancer, today announced financial results for the third quarter of fiscal year 2006 ended January 31, 2006. The company reported a consolidated net loss of $3,113,000, or $0.02 per basic and diluted share, compared to $3,744,000, or $0.03 per basic and diluted share, for the same prior year period.

Total revenues for the current quarter were $1,528,000, of which $1,505,000 were attributable to Avid Bioservices, the company’s wholly owned contract manufacturing subsidiary. This compares to total revenues of $1,353,000 for the comparable quarter last year. Results for the period benefited from increased revenues at Avid as it ramped up for the unit’s new commercial production contract with Halozyme Therapeutics.

“Since we last reported, we have continued our progress in our key programs,” said Steven W. King, president and CEO of Peregrine. “We completed planned patient enrollment in the Tarvacin™ Anti-Viral Phase I trial in Hepatitis C infected patients and presented positive top-line safety data in February, well ahead of our previous target of mid-2006. Presentation of this first human data was a major milestone for Tarvacin, our first-in-class targeted product candidate with a wholly new mechanism for addressing viral diseases and cancer. Moving forward, we are pursuing several strategies to accelerate our Tarvacin Anti-Viral and Tarvacin Anti-Cancer programs, as well as our Cotara® program in brain cancer. We are increasing our preclinical and clinical program collaborations with top researchers and institutions in target therapeutic areas and are also moving forward with plans to facilitate patient enrollment by initiating clinical trials outside the U.S., focusing initially on cancer studies for Tarvacin Anti-Cancer and Cotara.“

Total costs and expenses increased $851,000 to $6,010,000 for the 2006 third quarter from $5,159,000 for the same quarter last year. This increase was primarily due to higher research and development expenses associated with the advancement of the company’s clinical and preclinical product candidates combined with an increase in selling, general and administrative expenses. This was partially offset by a decrease in cost of sales associated with Avid Bioservices.

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Interest and other income increased $1,316,000 during the current quarter over the prior year quarter primarily due to the recovery of a fully reserved for note receivable in the amount of $1,229,000 that was paid off in December 2005.

At January 31, 2006, the company had $15,664,000 in cash and cash equivalents, compared to $9,816,000 at fiscal year end April 30, 2005.

Update on Tarvacin™ Programs

Tarvacin Anti-Viral

Planned enrollment and dosing in the Tarvacin Anti-Viral Phase I Hepatitis C virus (HCV) trial was completed in mid-February. Positive top-line safety data from the study was presented at the "Viral Hepatitis in Drug Discovery and Development" conference in Boston on February 27th. Data from this trial should enable Peregrine to move rapidly into repeat dose studies in HCV, which the company expects to begin by mid-2006 and anticipates completing patient enrollment by calendar year-end. The company also expects to initiate and complete patient enrollment in an HCV combination therapy study by calendar year-end and is currently on track to achieve these goals. The Tarvacin Anti-Viral program is also expected to benefit from the recent addition of Dr. John G. McHutchison, a highly regarded global HCV expert, to the company’s Scientific Resource Board.

Peregrine is also continuing to evaluate the potential of Tarvacin in preclinical models for the treatment of other serious viral infections including seasonal and pandemic influenza, cytomegalovirus and HIV. The company plans to initiate trials in one to two additional anti-viral indications during 2006 pending positive results from these preclinical studies.

To advance further its preclinical and clinical anti-viral programs, Peregrine is continuing to expand its collaborations with private contract laboratories, major universities and federal government agencies, including the National Institute of Allergy and Infectious Diseases and the U.S. Department of Defense (DOD).

Tarvacin Anti-Cancer

The Phase I trial of Tarvacin Anti-Cancer is now ongoing at five clinical sites. Peregrine is on track to complete patient enrollment in this trial by the end of calendar year 2006. The company is evaluating options to accelerate the program including expanding its Tarvacin Anti-Cancer studies to additional sites. Possibilities include initiating clinical research programs outside the U.S.

Early evidence of Tarvacin’s potential to treat a number of major solid tumor cancers was further boosted during the quarter when Peregrine’s research collaborators at the University

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of Texas Southwestern Medical Center at Dallas published a study in the International Journal of Oncology reporting that a mouse equivalent of the Tarvacin antibody in combination with standard chemotherapy demonstrated encouraging efficacy in both shrinking primary tumors and reducing metastatic disease in well-validated preclinical pancreatic cancer models. In January 2006, the Defense Department awarded a second grant to UT Southwestern to conduct preclinical studies of Tarvacin Anti-Cancer as a potential treatment for prostate cancer. Results from these studies are expected to help accelerate the start of additional clinical trials once the current Phase l cancer trial is successfully completed. With this new project, the total DOD commitment to Tarvacin prostate cancer research exceeds one million dollars. Altogether more than three million dollars in aggregate grant funding has been awarded to UT Southwestern researchers to study Tarvacin in anti-cancer and anti-viral applications demonstrating a growing support for this first-in-class targeted therapeutic.

Update on Cotara® Program

Peregrine is continuing its Cotara development program in patients with recurrent brain cancer through its collaboration with the New Approaches to Brain Tumor Therapy (NABTT) Consortium. The company expects to complete enrollment in the NABTT study by calendar year-end. In addition, Peregrine is actively evaluating plans to initiate a Cotara clinical study outside the U.S. to expedite clinical development.

Conference Call:

The company will host a conference call on Monday, March 13, 2006 at 11:00 a.m. ET/ 8:00 a.m. PT to discuss its third quarter results.

To listen to a live broadcast of the call over the Internet, please visit: www.peregrineinc.com. The broadcast will be archived on Peregrine’s website for approximately 30 days.

To listen to the live teleconference by telephone, please dial 1-800-860-2442. A telephonic replay of the conference call will also be available through March 20, 2006, by calling 1-877-344-7529 and entering passcode 382933#.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and viral diseases. The company is pursuing three separate clinical trials in cancer and anti-viral indications with its lead product candidates Tarvacin™ and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical including statements regarding Peregrine Pharmaceuticals’ intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties, including, but not

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limited to, the following: that safety and efficacy studies in the Phase I clinical cancer study may not correlate to safety and efficacy data from the preclinical animal models, the timing of enrolling all patients in any clinical trial, that preclinical binding studies of Tarvacin™ against various enveloped viruses may prove to be ineffective during clinical testing, the timing for initiating any new studies and the completion of such studies within our stated goals, and increased manufacturing activity at Avid Bioservices, Inc. due to the signing of new contracts and the profitability of such contracts. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing and the outcomes of preclinical and clinical trials for our technologies; slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials and no revenue has been generated from commercial product sales; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; complying with governmental regulations applicable to our business; consummating collaborative arrangements with corporate partners for product development; and achieving milestones under collaborative arrangements with corporate partners. Our business could be affected by all of the foregoing and a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2005. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake, to update or revise any forward-looking statements in this press release.

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PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	January 31, 2006	January 31, 2005	January 31, 2006	January 31, 2005
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$1,505,000	$1,334,000	$2,227,000	$3,983,000
License revenue	23,000	19,000	65,000	57,000
Total revenues	1,528,000	1,353,000	2,292,000	4,040,000

COSTS AND EXPENSES:
Cost of contract manufacturing	1,088,000	1,273,000	1,820,000	3,265,000
Research and development	3,294,000	2,548,000	9,330,000	8,122,000
Selling, general and administrative	1,628,000	1,338,000	4,715,000	3,642,000

Total costs and expenses	6,010,000	5,159,000	15,865,000	15,029,000

LOSS FROM OPERATIONS	(4,482,000)	(3,806,000)	(13,573,000)	(10,989,000)

OTHER INCOME (EXPENSE):
Interest and other income	1,381,000	65,000	1,585,000	197,000
Interest and other expense	(12,000)	(3,000)	(35,000)	(3,000)

NET LOSS	$(3,113,000)	$(3,744,000)	$(12,023,000)	$(10,795,000)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	171,355,523	145,175,059	165,772,373	142,677,820

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.02)	$(0.03)	$(0.07)	$(0.08)

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PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2006	APRIL 30, 2005
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,664,000	$9,816,000
Trade and other receivables, net of allowance for doubtful accounts of nil (January) and $69,000 (April)	681,000	486,000
Inventories	1,060,000	627,000
Prepaid expenses and other current assets	867,000	1,197,000

Total current assets	18,272,000	12,126,000

PROPERTY:
Leasehold improvements	503,000	494,000
Laboratory equipment	3,365,000	3,029,000
Furniture, fixtures and office equipment	666,000	647,000

	4,534,000	4,170,000
Less accumulated depreciation and amortization	(2,710,000)	(2,532,000)

Property, net	1,824,000	1,638,000

OTHER ASSETS:
Note receivable, net of allowance of nil (January) and $1,512,000 (April)	-	-
Other	680,000	481,000

Total other assets	680,000	481,000

TOTAL ASSETS	$20,776,000	$14,245,000

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PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JANUARY 31, 2006	APRIL 30, 2005
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,493,000	$1,325,000
Accrued clinical trial site fees	211,000	8,000
Accrued legal and accounting fees	174,000	549,000
Accrued royalties and license fees	158,000	149,000
Accrued payroll and related costs	617,000	806,000
Notes payable, current portion	363,000	234,000
Capital lease obligation, current portion	15,000	-
Other current liabilities	267,000	563,000
Deferred revenue	612,000	517,000

Total current liabilities	3,910,000	4,151,000

NOTES PAYABLE, less current portion	457,000	434,000
CAPITAL LEASE OBLIGATION, less current portion	50,000	-
DEFERRED LICENSE REVENUE	25,000	50,000
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 250,000,000 shares; outstanding - 174,109,349 (January); 152,983,460 (April)	174,000	153,000
Additional paid-in capital	198,305,000	180,011,000
Deferred stock compensation	(319,000)	(751,000)
Accumulated deficit	(181,826,000)	(169,803,000)

Total stockholders' equity	16,334,000	9,610,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,776,000	$14,245,000

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